SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western
Asset Premier Bond Fund was held on
May 23, 2017, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors

Nominees
Votes For
Votes
Withheld
Robert Abeles, Jr.


10,147,801
308,874
Anita L. DeFrantz

10,122,226
334,449
Avedick B. Poladian
10,174,062
282,613
William E.B. Siart


10,155,906
300,769
Jaynie Miller Studenmund



10,130,674
326,001
Ronald L. Olson


10,090,932
365,743
Jane E. Trust


10,196,201
260,474